UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2022

S&W SEED COMPANY

(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 Ken Pratt Blvd, Suite 201 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 506-9191

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SANW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On February 18, 2022, S&W Seed Company (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with MFP Partners, L.P. (“MFP”), pursuant to which the Company sold and issued to MFP, in a private placement, 1,695 shares (the “Preferred Shares”) of its Series B Redeemable Convertible Non-Voting Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and an accompanying warrant (the “Warrant”) to purchase up to 559,350 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a combined unit price of $2,950 per share, for aggregate gross proceeds of approximately $5.0 million.

The Warrant first becomes exercisable on the date that is six months after the date of issuance, at an exercise price of $5.00 per share (subject to adjustment in connection with any stock dividends and splits, distributions with respect to Common Stock and certain fundamental transactions as described in the Warrant) and will expire five years from the date it first becomes exercisable.

The Series B Preferred Stock is initially convertible into shares of Common Stock at the rate of 1,000 shares of Common Stock per share of Series B Preferred Stock, at any time at the option of the holder of such shares, subject to the following limitations: (i) unless a holder was a stockholder of the Company as of February 18, 2022 (in which case such limitation shall not apply), the Company shall not effect any conversion of Series B Preferred Stock to the extent that, after giving effect to an attempted conversion, such holder, together with its affiliates, would beneficially own a number of shares of Common Stock in excess of 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the issuance of such shares, which limit may be decreased or increased (not to exceed 19.99%) upon written notice to the Company, with any increase not becoming effective until at least 61 days after such notice; (ii) a holder may not acquire shares of Common Stock upon conversion of Series B Preferred Stock if such conversion would result in the total number of shares of Common Stock issued or issuable upon conversion or exercise of the securities issued pursuant to the Purchase Agreement to exceed 7,777,652 shares, or 19.99% of the outstanding shares of Common Stock as of the date of the Purchase Agreement; and (iii) to the extent Nasdaq Listing Rule 5635(c) is applicable or deemed applicable to a holder, such holder may not acquire shares of Common Stock upon conversion of Series B Preferred Stock that would exceed the maximum number of all shares of Common Stock that could be issued by the Company to such holder without requiring stockholder approval pursuant to Nasdaq Listing Rule 5635(c). Upon receiving shareholder approval of a proposal to be submitted to the shareholders of the Company for the purpose of approving the transactions contemplated by the Purchase Agreement, pursuant to Nasdaq Listing Rules 5635(a), (c) and (d), the foregoing limitations in (ii) and (iii) above shall no longer have any force or effect. Pursuant to the Purchase Agreement, the Company agreed to use its reasonable best efforts to solicit the approval of its shareholders for the issuance of all shares of Common Stock otherwise issuable upon the conversion of the Series B Preferred Stock (the “Requisite Approval”) at the next annual meeting of the Company’s shareholders, and at each annual meeting of shareholders thereafter, if necessary, until the Requisite Approval is obtained.

The Series B Preferred Stock has a stated value of $2,950 per share (the “Stated Value”). A holder of Series B Preferred Stock is entitled to receive cumulative cash dividends of 5% per annum, payable semi-annually in arrears on the last day of March and September of each calendar year. In lieu of paying such cash dividends, the Company may elect to add an amount to the Stated Value, provided that the dividend rate shall be 7% per annum, calculated semi-annually in arrears on the last day of March and September of each calendar year. A holder of Series B Preferred Stock is also entitled to receive any dividend declared and paid to holders of the Common Stock as if such Series B Preferred Stock had been converted into Common Stock. In addition, a holder of Series B Preferred Stock is entitled to a liquidation preference equal to the greater of (i) the Stated Value, plus any cash dividends accrued but unpaid thereon, and (ii) the payment such holder would have received had the Series B Preferred Stock been converted into shares of Common Stock immediately prior to such liquidation event.

Unless prohibited by Nevada law governing distributions to stockholders, the Series B Preferred Stock is redeemable, at any time after August 18, 2025, upon written request from the holders of a majority of the outstanding shares of Series B Preferred Stock, at a price equal to the Stated Value, plus any cash dividends accrued but unpaid thereon.

The Series B Preferred Stock is non-voting except with respect to certain matters affecting the Series B Preferred Stock. In addition, the approval of a majority of the outstanding shares of Series B Preferred Stock is required if after February 18, 2022 the Company seeks to issue Common Stock, pursuant to the Sales Agreement, dated September 27, 2021, between the Company and B. Riley Securities, for cumulative gross proceeds in excess of $6.1 million.

The Purchase Agreement contains customary representations, warranties and covenants by the parties, as well as certain pro rata participation rights (excluding transactions that generate gross proceeds of up to $5.0 million). The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

MFP is the Company’s largest stockholder. Alexander C. Matina, a member of the Company’s board of directors, is Vice President of Investments of the general partner of MFP.

Registration Rights Agreement

Concurrently with the execution of the Purchase Agreement, the Company and MFP entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to (i) file a registration statement with the U.S. Securities and Exchange Commission within 90 days of the date of the Registration Rights Agreement, covering the resale by MFP of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant, (ii) cause such registration statement to become effective as soon as practicable following the filing thereof and (iii) take all other actions as may be necessary to keep such registration statement continuously effective during the timeframes set forth in the Registration Rights Agreement. As set forth in the Registration Rights Agreement, if the Company fails to comply with certain obligations with respect to filing and securing effectiveness of such registration statement, the Company would be obligated to pay liquidated damages to MFP equal to 1% of their respective purchase price for each 30-day period, up to a maximum of 4%, so long as the event giving rise to the damages remains uncured, all as set forth in the Registration Rights Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the securities sold and issued pursuant to the Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

None of the securities issuable pursuant to the Purchase Agreement have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company has relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the execution of the Purchase Agreement, MFP represented to the Company that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the securities purchased by MFP were acquired solely for its own account and for investment purposes and not with a view to the future sale or distribution.

Item 3.03    Material Modifications to Rights of Security Holders.

The description of the Series B Preferred Stock in Item 1.01 above is incorporated by reference into this Item 3.03.

On February 18, 2022, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada, a copy of which is attached hereto as Exhibit 3.1 (the “Certificate of Designation”), pursuant to which the Company designated 3,323 shares of its authorized and unissued preferred stock as Series B Preferred Stock.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

The description of the Certificate of Designation and the Series B Preferred Stock in Item 3.03 above is incorporated by reference into this Item 5.03.

On February 18, 2022, the Company filed a Certificate of Withdrawal with the Secretary of State of the State of Nevada, pursuant to which the Company withdrew its prior designation of Series A Convertible Preferred Stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation.
4.1	Form of Warrant.
10.1	Securities Purchase Agreement, dated February 18, 2022 by and between the Company and MFP.
10.2	Registration Rights Agreement, dated February 18, 2022 by and between the Company and MFP.
EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&W SEED COMPANY

By:	/s/ Betsy Horton
Betsy Horton
Chief Financial Officer

Date: February 23, 2022